Exhibit 99.1

Hecla Reports Third Quarter Results, Increases Silver Production by 88%

For the Period Ended September 30, 2008

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 4, 2008--Hecla Mining Company (NYSE:HL) today reported a net loss of $3.8 million for the third quarter of 2008 compared to net income of $13 million for the same period of 2007. Hecla reported a loss applicable to common shareholders of $7.2 million, or 5¢ per share, for the third quarter of 2008, compared to income applicable to common shareholders of $12.3 million, or 10¢ per share, for the third quarter of 2007. Third quarter 2008 results were impacted by higher cash costs per ounce due to increased smelter costs and diesel fuel prices, provisional price adjustments due to decreased metals prices, and increased interest expense resulting from Hecla’s acquisition earlier this year of the remaining 70.27% of the Greens Creek joint venture in Alaska. Hecla has $161 million in debt remaining after completing the $750 million purchase of Greens Creek. The company remains on track to meet the estimate of approximately 9 million ounces of silver production in 2008, at an average total cash cost in the range of $3.50 per ounce.

For the first nine months of 2008, Hecla recorded a loss applicable to common shareholders of $39.5 million, or 31¢ per share, compared to income of $44.6 million, or 37¢ per share, for the first nine months of 2007. In addition to higher operating costs, provisional price adjustments and interest expense, results for the first nine months of 2008 were impacted by Hecla’s acquisition of the remainder of the Greens Creek joint venture, as well as the loss on the sale of Hecla’s Venezuelan properties.

Hecla Mining Company President and Chief Executive Officer, Phillips S. Baker, Jr., said, “Over the quarter we have seen a dramatic decline in the price of silver. The prices of lead and zinc, important by-product metals which impact our cash costs per ounce of silver, have also declined not only over this quarter, but since last year. At the same time, production costs have increased, which affects our cash margins and lowers our income, cash flow and liquidity. So, as we have done numerous times in our long history, we are aggressively focusing on reducing costs throughout the company and deferring discretionary capital investments and exploration expenses. Fortunately, the Greens Creek and Lucky Friday mines are two U.S. operations that are among the world’s lowest-cost silver mines. Both have survived in even tougher price environments, and we will draw upon that experience in these market conditions. Despite the stress in the financial markets, we have repaid the majority of the bridge loan facility, and are pleased our lenders have extended the maturity date on the $40 million still outstanding. We are considering all of our options to retire the financing obligations of the bridge and term debt, while reducing our costs to improve liquidity.”

HIGHLIGHTS

-- Silver production in the first nine months increased 41% compared to the same period last year, to 6.2 million ounces, at an average cash cost of $2.86 per ounce; third quarter production increased 88% compared to the third quarter of 2007, to 2.5 million ounces of silver, at an average cash cost of $4.46 per ounce

-- Provisional metals pricing impacts of $(11.6) million in the third quarter, and $(15.9) million in the first nine months of 2008

-- Operating cash flow of $19 million in the third quarter, and $23 million for the first nine months of the year

-- Net proceeds of $163 million in connection with a common stock offering in September 2008, used to help pay down the bridge loan that was part of the financing to purchase the remainder of the Greens Creek joint venture

-- Repayment of $200 million of the $240 million bridge loan due October 16, 2008, with an extension of the maturity date for the remainder of the loan

-- High-grade results from exploration drilling both deeper and in the ‘Gap’ area at the Lucky Friday mine in northern Idaho

-- Commenced drilling to confirm resources at the San Juan Silver Joint Venture in southern Colorado

METALS PRICES

The average prices of both silver and gold were significantly higher during the first nine months of 2008, while average prices for both lead and zinc were lower than in 2007. However, in 2008, the prices for all four metals were considerably lower during the third quarter than in the second quarter of 2008, resulting in the negative provisional price adjustments of $(11.6) million in the third quarter, and $(15.9) million for the first nine months. These negative price adjustments occur when metals prices decline between title transfer and final settlement.

Comparing 2008 to 2007, by-product metals prices had a particularly negative impact on Hecla’s cash costs per ounce of silver, because by-product revenues are credited toward lowering the cash cost per ounce of silver. A comparison of the lead and zinc prices in the third quarter of 2008 to the same period of 2007 shows a 39% and 45% decrease in the price of those metals, respectively.

Baker said, “It is surprising that the precious metals prices have declined in this period of economic unrest. Clearly, the lack of physical inventories of bullion silver in smaller denominations shows that demand for silver is very strong, and I believe that we should see increased demand for precious metals during this time of economic and global uncertainty.”

OPERATIONS

During the third quarter, Hecla produced 2.5 million ounces of silver, 88% more silver than the same quarter a year ago, at an average total cash cost per ounce of $4.46, compared to 1.3 million ounces of silver in the third quarter of 2007, at an average cash cost of $(4.93). Hecla also produced 16,396 ounces of gold, 9,488 tons of lead and 18,851 tons of zinc during the third quarter, significantly higher quantities than the same period a year ago as a result of Hecla owning 100% of Greens Creek for the full quarter.

Greens Creek – The Greens Creek mine near Juneau, Alaska, produced 1.8 million ounces of silver during the third quarter of 2008, at an average total cash cost per ounce of $3.79, compared to 679,884 ounces (Hecla’s share) at an average total cash cost per ounce of $(7.42) in the third quarter of 2007. During the first nine months of 2008, Hecla’s share of Greens Creek production was 4 million ounces of silver at an average total cash cost of $1.96 per ounce, compared to 2.1 million ounces of silver during the first nine months of 2007, at an average total cash cost per ounce of $(5.15). The increases in cash costs per ounce of silver for the third quarter and nine-month period compared to last year are attributable primarily to decreased by-product credits due to lower zinc and lead prices, an increase in freight charges, higher energy and steel costs, and a lower average grade of silver being produced from the current mining area compared to a year ago.

Greens Creek’s electricity comes primarily from diesel generators, and those costs have been higher than last year due to the increased diesel prices. The operation realized approximately $500,000 of savings in the quarter when excess hydropower was available due to high water levels in the reservoir feeding Juneau. In the future, increased hydropower is expected to be available to Greens Creek once the local utility completes construction on additional reservoirs in late 2009 or 2010.

Lucky Friday – The Lucky Friday silver operation in northern Idaho’s Silver Valley, owned and operated by Hecla for the past 50 years, produced about 740,000 ounces of silver in the third quarter at an average total cash cost of $6.06 per ounce, compared to 662,000 ounces of silver at an average total cash cost of $(2.38) per ounce in the third quarter of 2007. During the first nine months, Lucky Friday produced 2.2 million ounces of silver at an average total cash cost per ounce of $4.55, compared to 2.3 million ounces at an average total cash cost per ounce of $(0.28) in the first nine months of 2007. The increases in cash costs per ounce of silver for the third quarter and nine-month period compared to last year are attributable primarily to decreased by-product credits because of the lower prices of zinc and lead, and higher energy and steel costs. The increase in cash costs per ounce for the first nine months of 2008 was also impacted by higher concentrate treatment charges, compared to the same 2007 period. To preserve capital, the feasibility study for an internal shaft has been deferred. The shaft is for access in the future to the deeper resources, which are known to reach more than 2,000 feet below the current mining level. Other alternatives are also being considered to reach the deep resource. (See additional information on exploration results in the discussion below.)

EXPLORATION

During the third quarter, Hecla spent $5.5 million on exploration programs company-wide, with $18.4 million spent on exploration in the first nine months of the year. In the fourth quarter, exploration expense is expected to be approximately $3.5 million in response to market conditions and Hecla’s liquidity.

Idaho – Hecla’s approximately 25-square-mile property position in the Silver Valley (also known as the Coeur d’Alene Mining District) includes the Lucky Friday mine, where drilling focused on the east and central part of the resource down to the 7100 Level, 1,200 feet below the active mining level. This drilling followed up previous indications that the prominent 30 and 40 veins (where most production currently occurs) may coalesce into an even larger, high-grade vein at depth. Preliminary results show an approximately 25% increase in silver per vertical foot, and some of the better drill intersections include:

-- 30.5 ounces per ton (opt) of silver, with 28% combined lead and zinc over 20.1 feet;

-- 29.0 opt of silver, with 22.5% combined lead and zinc over 19.4 feet;

-- 25.3 opt of silver, with 24.9% combined lead and zinc over 21.4 feet; and

-- 21.3 opt of silver, with 22.0% combined lead and zinc over 12.3 feet.

In addition, a deep drill hole successfully intersected high-grade silver/lead mineralization on the 30 vein at the east edge of the resource boundary at the 7500 Level. The drilling program in the 2,500-foot ‘Gap’ area above the current mining level returned encouraging results. All seven widely-spaced holes intersected multiple veins in strongly developed mineralized structures with silver-base metal mineralization. These veins are up-dip and along trend of the current resource and should provide the opportunity to add additional resources in the future.

During the third quarter, surface crews conducted regional mapping and sampling programs in strategic exploration areas identified by the three-dimensional (3D) modeling and other modern exploration techniques on Hecla’s larger land position in the Silver Valley outside the Lucky Friday operation.

Mexico – Hecla controls the 500-square-mile San Sebastian property in central Mexico’s silver belt, and spent $3.6 million on this extremely prospective area during the first half of 2008. In the third quarter, that expenditure was reduced to approximately $600,000 due to current market conditions and the desire to preserve liquidity. Hecla intends to continue the Mexican exploration program by conducting fundamental, low-cost exploration to optimize the potential for additional discoveries on this property in the future.

Alaska – Underground drilling at Greens Creek on the Gallagher Zone extended mineralization deeper and opened up potential to the north. This year’s surface drilling exploration activities totaled 20,649 feet in 18 holes across Hecla’s 29-square-mile property position at Greens Creek. Drilling from the North Big Sore identified mine contact rocks that may have the potential for adding resources in an area that was previously thought to be barren. This new area is in relatively close proximity to current mining infrastructure.

Drilling of the East Ridge target, which is eight miles north of the mine, confirms the presence of the two rock types typical of the Greens Creek-type deposit. Coincident geophysical anomalies suggest this contact extends for many miles.

Colorado – The San Juan Silver Joint Venture in southern Colorado received all permits and approvals for the initial drill program in the Creede District from the USDA Forest Service and Colorado Department of Natural Resources at the end of July 2008. During the third quarter, two drills began the program to confirm the remaining silver resources in the historic Bulldog Mine and explore the previously untested northern extension of the Bulldog vein system. Preliminary baseline reconnaissance studies also began in support of permitting for district-wide exploration.

In October 2008, the joint venture agreement was amended, allowing Hecla to delay the $10 million remaining earn-in expenditures by approximately four years. Hecla has no obligation, other than property maintenance, for further expenditures until 2012.

INDEPENDENCE LEAD MINES

On October 27, 2008, Independence Lead Mines (ILM) shareholders approved the agreement for Hecla to acquire substantially all of the assets of ILM, located in northern Idaho’s Silver Valley. Included in the ILM assets are the West Independence property and ILM’s mining claims pertaining to the DIA agreement with Hecla regarding its Lucky Friday mine, which includes any future interest or royalty obligation to ILM. Upon closing of the transaction, Hecla will issue 6.9 million shares of its common stock to ILM, who will distribute the Hecla common shares to its shareholders.

FINANCIAL

At the end of the third quarter, Hecla had $81.5 million in cash and short-term investments. Early in the fourth quarter, Hecla repaid $37.1 million of the bridge loan. The maturity date for the remaining $40 million of the bridge loan has been extended to February 2009, subject to certain conditions. Including the remainder of the bridge loan and the term loan, Hecla has $161.7 million in current and long-term debt outstanding. The debt was put into place to acquire the remaining 70.27% of the Greens Creek joint venture. The company is currently discussing the future of its existing credit facility which will likely require restructuring in the near future. If the company is unable to comply with debt covenants or is unable to meet the payment obligations of the credit facility as currently structured, it could adversely affect financial results or condition.

During the third quarter, the majority of the bridge loan was repaid with $163 million in proceeds from the issuance of 34.35 million common shares in September. Including the anticipated distribution of shares to complete the Independence Lead Mines transaction, Hecla has approximately 170 million common shares outstanding.

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and "HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, variance in ore grades, political risks, project development risks, labor issues, general economic, market, and infrastructure conditions, compliance with the terms and conditions of existing or future financings, and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," “reserve,” and “inferred resource” that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com.

HECLA MINING COMPANY
(dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	Sept 30, 2008	Sept 30, 2007	Sept 30, 2008	Sept 30, 2007
FINANCIAL DATA
Sales	$64,525	$39,810	$165,147	$117,341
Gross Profit	$11,397	$20,718	$31,674	$60,701
Income (loss) applicable to common shareholders	$(7,164)	$12,347	$(39,478)	$44,551
Basic income (loss) per common share	$(0.05)	$0.10	$(0.31)	$0.37
Net income (loss) from continuing operations	$(3,766)	$13,011	$(511)	$59,087
Cash flow provided by operating activities	$18,996)	$22,606	$23,020	$46,989
PRODUCTION SUMMARY - TOTALS
Silver – Ounces produced	2,516,784	1,341,395	6,181,446	4,391,176
Payable ounces sold	2,675,416	1,160,869	5,751,907	3,936,401
Gold – Ounces produced (1)	16,396	5,614	36,504	14,963
Payable ounces sold	17,441	3,795	32,047	11,648
Lead – Tons produced	9,488	5,729	24,797	18,318
Payable tons sold	9,517	5,086	22,627	16,125
Zinc – Tons produced	18,851	6,627	41,860	19,285
Payable tons sold	14,690	4,410	32,190	14,098
Average cost per ounce of silver produced (2):
Total cash costs ($/oz.) (3)	4.46	(4.93)	2.86	(2.58)
Total production costs ($/oz.)	8.52	(2.40)	6.68	(0.39)
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	15.03	12.70	16.63	13.12
Realized price per ounce	12.30	13.49	15.93	13.55
Gold – London PM Fix ($/oz.)	870	681	897	666
Realized price per ounce	848	732	901	689
Lead – LME Cash ($/pound)	0.87	1.43	1.08	1.07
Realized price per pound	0.87	1.69	1.00	1.27
Zinc – LME Cash ($/pound)	0.80	1.46	0.95	1.56
Realized price per pound	0.73	1.30	0.84	1.36

(1) Represents only gold production from our Greens Creek unit. In addition, gold production from our discontinued Venezuelan operation totaled -0- and 22,160 ounces, respectively, for the three- and nine- month periods ended September 30, 2008 and 17,623 and 70,648 ounces, respectively, for the same 2007 periods.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(3) Includes gold, lead and zinc production, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007

Sales of products	$64,525	$39,810	$165,147	$117,341
Cost of sales and other direct production costs	43,228	15,772	110,533	47,176
Depreciation, depletion and amortization	9,900	3,320	22,940	9,464
	53,128	19,092	133,473	56,640
Gross profit	11,397	20,718	31,674	60,701

Other operating expenses
General and administrative	2,893	3,117	13,225	10,753
Exploration	5,454	4,048	18,365	10,569
Pre-development expenses	- -	--	- -	1,027
Depreciation and amortization	- -	28	- -	251
Other operating expenses	814	389	2,271	1,647
Gain on sale of properties, plants and equipment	(506)	(47)	(506)	(63,874)
Provision for closed operations and environmental matters	896	2,281	2,386	48,687
	9,551	9,816	35,741	9,060
Income (loss) from operations	1,846	10,902	(4,067)	51,641

Other income (expense):
Gain on sale of investments	- -	- -	8,097	- -
Interest and other income	481	2,243	3,576	6,276
Interest expense	(6,842)	(133)	(12,681)	(576)
	(6,361)	2,110	(1,008)	5,700
Income (loss) from operations before income taxes	(4,515)	13,012	(5,075)	57,341
Income tax benefit (provision)	749	(1)	4,564	1,746

Net income (loss) from continuing operations	(3,766)	13,011	(511)	59,087
Loss from discontinued operation, net of tax	(15)	(526)	(17,395)	(14,122)
Gain (loss) on impairment of discontinued operation, net of tax	25	- -	(11,347)	- -
Net income (loss)	(3,756)	12,485	(29,253)	44,965
Preferred stock dividends	(3,408)	(138)	(10,225)	(414)

(Loss) income applicable to common shareholders	$(7,164)	$12,347	$(39,478)	$44,551

Basic and diluted income (loss) per common share after preferred dividends	$(0.05)	$0.10	$(0.31)	$0.37

Basic weighted average number of common shares outstanding	136,148	120,440	128,882	120,218

Diluted weighted average number of common shares outstanding	136,148	120,975	128,882	120,811

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Sept. 30, 2008	Dec. 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$79,115	$373,123
Short-term investments and securities held for sale	2,428	25,759
Accounts and notes receivable	17,344	21,887
Inventories	17,408	15,511
Deferred taxes	10,562	7,370
Other current assets	7,216	5,934
Total current assets	134,073	449,584
Investments	3,351	8,429
Restricted cash and investments	14,005	15,181
Properties, plants and equipment, net	830,719	132,308
Deferred taxes	36,466	14,938
Other noncurrent assets	33,653	30,297

Total assets	$1,052,267	$650,737

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$21,761	$22,564
Accrued payroll and related benefits	11,177	16,184
Dividends payable	--	--
Accrued taxes	2,599	3,703
Current portion of accrued reclamation and closure costs	7,904	9,686
Current portion of long-term debt	133,767	--
Total current liabilities	177,208	52,137
Long-term debt	65,000	--
Accrued reclamation and closure costs	111,159	96,453
Other noncurrent liabilities	17,848	9,618

Total liabilities	371,215	158,208

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	40,506	30,364
Capital surplus	949,614	725,076
Accumulated deficit	(314,389)	(274,877)
Accumulated other comprehensive income	5,418	12,063
Treasury stock	(640)	(640)

Total shareholders' equity	681,052	492,529

Total liabilities and shareholders' equity	$1,052,267	$650,737

Common shares outstanding at end of period	161,949	121,375

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	Sept. 30, 2008	Sept. 30, 2007
OPERATING ACTIVITIES
Net income (loss)	$(29,253)	$44,965
Loss on discontinued operations, net of tax	28,742	14,122
Income (loss) from continuing operations	(511)	59,087
Noncash elements included in net income:
Depreciation, depletion and amortization	23,579	9,715
Gain on sale of investments	(8,097)	--
Gain on disposition of properties, plants and equipment	(506)	(63,872)
Provision for reclamation and closure costs	617	46,221
Stock compensation	3,748	3,149
Provision for deferred taxes	(1,720)	(3,207)
Amortization of intangible assets	646	--
Amortization of loan origination fees	3,127	--
Change in assets and liabilities:
Accounts and notes receivable	10,650	(1,617)
Inventories	5,734	(719)
Inventory - purchase price allocation adjustment	16,637	--
Other current and noncurrent assets	(2,551)	(598)
Accounts payable and accrued expenses	(9,974)	2,574
Accrued payroll and related benefits	759	(185)
Accrued taxes	(740)	(448)
Other noncurrent liabilities	45	--
Accrued reclamation and closure costs and other noncurrent liabilities	(5,935)	(3,552)
Net cash provided by (used by) discontinued operations	(12,488)	441
Net cash provided by operating activities	23,020	46,989

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(54,045)	(22,049)
Acquisition of business, net of cash obtained	(688,091)	--
Proceeds from sale of investments	27,001	--
Proceeds from disposition of properties, plants and equipment	496	45,048
Purchase of equity securities	--	(181)
Purchase of short-term investments and securities held for sale	--	(87,959)
Maturities of short-term investments and securities held for sale	4,036	64,170
Decrease (increase) in restricted cash	22,437	(2,393)
Net cash provided by (used by) discontinued operations	21,159	(998)
Net cash used in investing activities	(667,007)	(4,362)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	147	3,042
Common stock issued	163,769	--
Dividends paid to preferred shareholders	(7,427)	(414)
Purchase of treasury shares	--	(208)
Loan origination fees	(5,276)	--
Borrowings on debt	380,000	--
Repayments of debt	(181,233)	--
Net cash provided by financing activities	349,980	2,420

Net (decrease) increase in cash and cash equivalents	(294,007)	45,047
Cash and cash equivalents at beginning of period	373,122	75,878
Cash and cash equivalents at end of period	$79,115	$120,925

HECLA MINING COMPANY
Production Data

	Third Quarter Ended		Nine Months Ended
	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007

LUCKY FRIDAY UNIT
Tons of ore milled	81,665	72,592	245,480	241,011
Mining cost per ton	$60.76	$56.35	$61.07	$52.99
Milling cost per ton	$12.87	$15.30	$13.40	$12.19
Ore grade milled - Silver (oz./ton)	9.72	9.89	9.45	10.46
Silver produced (oz.)	739,870	661,511	2,164,338	2,317,741
Lead produced (tons)	4,707	4,032	13,877	13,630
Zinc produced (tons)	2,399	1,606	7,489	5,711
Average cost per ounce of silver produced (1):
Total cash costs (2)	$6.06	$(2.38)	$4.55	$(0.28)
Total production costs	$7.88	$(0.80)	$6.22	$1.00
Capital additions (in thousands)	$15,352	$8,052	$32,393	$16,112

GREENS CREEK UNIT (3)
Tons of ore milled	187,617	58,384	393,202	161,204
Mining cost per ton	$51.91	$45.87	$49.47	$45.21
Milling cost per ton	$31.71	$25.77	$32.93	$28.29
Ore grade milled - Silver (oz./ton)	13.32	15.54	14.36	16.62
Silver produced (oz.)	1,776,914	679,884	4,017,108	2,073,435
Gold produced (oz.)	16,396	5,614	36,504	14,963
Lead produced (tons)	4,781	1,697	10,920	4,688
Zinc produced (tons)	16,452	5,021	34,371	13,574
Average cost per ounce of silver produced (1):
Total cash costs (2)	$3.79	$(7.42)	$1.96	$(5.15)
Total production costs	$8.78	$(3.96)	$6.92	$(1.93)
Capital additions (in thousands)	$7,291	$2,842	$21,004	$6,823

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(3) Reflects Hecla's 100% ownership of Greens Creek after the acquisition of the 70.3% interest was completed on April 16, 2008, and Hecla's 29.7% ownership interest prior to that date.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce - unaudited)

	Third Quarter Ended		Nine Months Ended
	Sept. 30, 2008	Sept. 30, 2007	Sept. 30, 2008	Sept. 30, 2007

SILVER OPERATIONS - Reconciliation to GAAP, All Operations (2)

Total cash costs (1)	$11,215	$(6,615)	$17,699	$(11,314)
Divided by silver ounces produced	2,517	1,341	6,181	4,391
Total cash cost per ounce produced	$4.46	$(4.93)	$2.86	$(2.58)
Reconciliation to GAAP:
Total cash costs	$11,215	$(6,615)	$17,699	$(11,314)
Depreciation, depletion and amortization	9,900	3,320	22,940	9,463
Treatment & freight costs	(26,114)	(7,684)	(60,890)	(23,792)
By-product credits (1)	49,406	30,772	128,135	82,298
Change in product inventory	8,411	(750)	24,934	(161)
Reclamation and other costs	310	51	655	146
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$53,128	$19,092	$133,473	$56,640

GREENS CREEK UNIT (2)

Total cash costs (1)	$6,728	$(5,040)	$7,855	$(10,673)
Divided by silver ounces produced	1,777	679	4,017	2,073
Total cash cost per ounce produced	$3.79	$(7.42)	$1.96	$(5.15)
Reconciliation to GAAP:
Total cash costs	$6,728	$(5,040)	$7,855	$(10,673)
Depreciation, depletion and amortization	8,572	2,304	19,349	6,533
Treatment & freight costs	(20,341)	(4,433)	(43,907)	(13,211)
By-product credits (1)	38,553	16,996	90,955	44,555
Change in product inventory	8,555	(726)	24,830	34
Reclamation and other costs	302	45	604	128
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$42,369	$9,146	$99,686	$27,366

LUCKY FRIDAY UNIT

Total cash costs (1)	$4,487	$(1,575)	$9,844	(641)
Divided by silver ounces produced	740	662	2,164	2,318
Total cash cost per ounce produced	$6.06	$(2.38)	$4.55	$(0.28)
Reconciliation to GAAP:
Total cash costs	$4,487	$(1,575)	$9,844	$(641)
Depreciation, depletion and amortization	1,328	1,016	3,591	2,930
Treatment & freight costs	(5,773)	(3,251)	(16,983)	(10,581)
By-product credits (1)	10,853	13,776	37,180	37,743
Change in product inventory	(144)	(24)	104	(195)
Reclamation and other costs	8	6	51	18
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$10,759	$9,948	$33,787	$29,274

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, is the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Reflects Hecla's 100% ownership of Greens Creek after the acquisition of the 70.3% interest was completed on April 16, 2008, and Hecla's 29.7% ownership interest prior to that date.

CONTACT:
Hecla Mining Company
Vicki Veltkamp, 208-769-4128
vice president - investor and public relations